RANGO ENERGY, INC (OTCBB: RAGO) 4651 SHELL ROAD, SUITE 140 RICHMOND, BC CANADA V6X 3M3 T: 1-888-224-6039 www.rangoenergy.com

NEWS RELEASE

Rango Energy Announces Definitive Participation Agreement for its California Exploration Assets

Mineral Wells, Texas May 28, 2013 - Rango Energy, Inc. (OTCBB: RAGO), an oil and gas exploration and development company, is pleased to announce it has executed a Definitive Participation Agreement with Hangtown Energy, Inc. whereby Rango will acquire working interests in three exploration/development projects in Central California covering over 12,000 acres of reserve potential.

The three project areas include the Kettleman Middle Dome Project ("KMD"), the Elk Hills projects located in Kings and Kern Counties in the San Joaquin Valley, and the South Tapo Canyon project located near Los Angeles in Simi Valley. All three project areas are located within producing oil fields and Hangtown will be the operator of record for all of the projects.

Rango will provide 100% of the development costs for an initial program of 2 wells per project area, and will receive 100% of the production cash flow until payback is achieved. After payback, Rango's working interest will revert to 75% for the life of the 6 wells. Further to the initial development program Rango and Hangtown Energy will continue to develop the Project areas equally and jointly to maximize production at each site.

Harp Sangha, Chief Executive Officer of Rango, stated: "We are very excited to be working with Hangtown, and gratified that we were able to expeditiously conclude negotiations to reach a final agreement that enables Hangtown to focus on drilling our first well in KMD. We anticipate drilling to begin this week. This partnership also enhances Rango's ability to raise additional working capital and build shareholder value through the public markets."

The first well, targeting the oil bearing McAdams formation, is slated to begin drilling this week. The McAdams formation is a porous sandstone unit that has been a prolific conventional producer in the area north of, and adjacent to, the KMD leasehold. The McAdams formation wells have produced, on average, over 2 million BOE per well.

About Rango Energy

Rango Energy, Inc. is an exploration stage oil and natural gas company with a strategy to identify, evaluate, explore, and develop new opportunities for oil and natural gas production across North America.

For further information please contact:

Rango Energy, Inc.

Toll Free: 1 (888) 224-6039

www.rangoenergy.com

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Forward-looking statements are based on the opinions and estimates of management as of the date such statements are made, and are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. Many of these factors are beyond the Company's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this news release can be found in the Company's filings with the SEC. Such risks and other factors include, among others, the ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability of financing on acceptable terms, accidents, labor disputes, acts of God and other risks of the oil and gas industry including, without limitation, risk of liability under environmental protection legislation, delays in obtaining governmental approvals or permits, title disputes or claims limitations on insurance coverage. The Company believes that the expectations reflected in the forward-looking statements included in this news release are reasonable; however, no assurance can be given that these expectations will prove to be correct, and such forward-looking statements should not be unduly relied upon. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.